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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No.      2      )(1)
                                     -------------

                               TRANSMONTAIGNE INC
            ----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
            ----------------------------------------------------------
                         (Title of Class of Securities)

                                   893934109
            ----------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2003
            ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ]    Rule 13d-1 (b)

                               [X]    Rule 13d-1 (c)

                               [ ]    Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 2 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        VENCAP HOLDINGS (1987) PTE LTD
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                     (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  1,943,070
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             1,943,070
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,943,070
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                           [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 3 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GIC SPECIAL INVESTMENTS PTE LTD
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]

                                                                  (b)  [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED       -------------------------------------------------------
BY EACH REPORTING        6.  SHARED VOTING POWER         1,943,070
PERSON WITH              -------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER      0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER    1,943,070
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,943,070
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 4 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED        ------------------------------------------------------
BY EACH REPORTING         6.  SHARED VOTING POWER         1,943,070
PERSON WITH               ------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER      0
                          ------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER    1,943,070
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,943,070
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 893934109                  13G                  Page 5 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED        ------------------------------------------------------
BY EACH REPORTING         6.  SHARED VOTING POWER         1,943,070
PERSON WITH               ------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER      0
                          ------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER    1,943,070
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,943,070
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

            TransMontaigne Inc.

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            TransMontaigne Inc.
            370 Seventeenth Street
            Denver CO  80202
            United States of America

ITEM 2(a).  NAME OF PERSON FILING

            I                 Vencap Holdings (1987) Pte Ltd
            II                GIC Special Investments Pte Ltd
            III               Government of Singapore Investment Corporation Pte Ltd
            IV                Government of Singapore

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I, II, & III            168 Robinson Road
                                    #37-01 Capital Tower
                                    Singapore 068912

            IV             c/o      Government of Singapore Investment Corporation Pte Ltd
                                    168 Robinson Road
                                    #37-01 Capital Tower
                                    Singapore 068912

ITEM 2(c).  CITIZENSHIP

            I, II, III & IV           Singapore

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common Stock

ITEM 2(e).  CUSIP NUMBER

            893934109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A

            N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ x ]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                         Power to Vote            Power to Dispose
                                               No of Securities       -------------------      --------------------
             Person                           Beneficially Owned      Sole(1)   Shared(1)      Sole(1)    Shared(1)
             ------                           ------------------      -------   ---------      -------    ---------
Vencap Holdings (1987) Pte Ltd                     1,943,070             0      1,943,070         0       1,943,070

GIC Special Investments Pte Ltd                    1,943,070             0      1,943,070         0       1,943,070

Government of Singapore
Investment Corporation Pte Ltd                     1,943,070             0      1,943,070         0       1,943,070

Government of Singapore                            1,943,070             0      1,943,070         0       1,943,070

Total(2) (all Reporting Persons)                   1,943,070             0      1,943,070         0       1,943,070


(1) Vencap Holdings (1987) Pte Ltd shares power to vote and power to dispose of the 1,943,070 securities beneficially owned by it with GIC Special Investments Pte Ltd, shares power to vote and dispose of the 1,943,070 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd, and shares power to vote and dispose of the 1,943,070 securities beneficially owned by it with the Government of Singapore.

(2)  The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        N.A.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.

(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     August 13, 2004                 Vencap Holdings (1987) Pte Ltd
------------------------
          Date
                                     by     /s/ Tay Lim Hock
                                        ----------------------------------------
                                            Tay Lim Hock
                                            Director



                                     GIC Special Investment Pte Ltd



                                     by     /s/ Ng Kin Sze
                                        ----------------------------------------
                                            Ng Kin Sze
                                            Senior Executive Vice President



                                     Government of Singapore Investment
                                     Corporation Pte Ltd



                                     by     /s/ Ng Kin Sze
                                        ----------------------------------------
                                            Ng Kin Sze
                                            Senior Executive Vice President



                                     by     /s/ Ho Yuit Mun
                                        ----------------------------------------
                                            Ho Yuit Mun
                                            Acting Director



                                     Government of Singapore
                                     by Government of Singapore Investment
                                     Corporation Pte Ltd, its attorney-in-fact


                                     by      /s/ Ng Kin Sze
                                        ----------------------------------------
                                             Ng Kin Sze
                                             Senior Executive Vice President



                                     by      /s/ Ho Yuit Mun
                                        ----------------------------------------
                                             Ho Yuit Mun
                                             Acting Director